Exhibit 16.1

September 6, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Connexa Sports Technologies’ statements included under Item 4.01 of its Form 8-K dated August 28, 2022. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on September 1, 2022. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith + Brown, PC

New York, New York